                 NYE, PARNELL & EMERSON CAPITAL MANAGEMENT, INC.

                                 COMPANY POLICY


         Company policy forbids any officer, director or employee from trading, either personally or on behalf of others (including accounts managed by the Company), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". This Company policy applies to every officer, director and employee and extends to activities within and outside the scope of their duties at the Company.

         The Company's excellent reputation is its most important asset. The term "insider trading" is not defined in any federal statute or regulation, and it continues to evolve through judicial interpretation. Because the law is still developing in this area, it is vital that all Company personnel avoid even the APPEARANCE of impropriety in this context to ensure that the Company's reputation, and that of its employees, remains impeccable.

Personal Securities Transactions

1.       PROHIBITIONS

         These prohibitions, in addition to the prohibitions against insider trading discussed above, apply to all directors, officers and employees of the Company. The intent is to prevent personnel from obtaining gains in their personal securities transactions by using information concerning transactions for the accounts of investment management clients. Such gains could be alleged to taint the integrity of the client transactions. As always, all Company personnel should avoid even the APPEARANCE of impropriety to ensure that the Company=s reputation, and that of its employees, remains impeccable.

(a) CLIENT TRANSACTIONS INFORMATION. No person shall personally trade any security if he or she knows that, within the last week, the security was recommended (orally or in writing) for purchase or sale, or was actually purchased or sold, by the Company for any of its investment management clients. (Exception (a), below, may alleviate the burden of this prohibition in many cases.)

(b) INFLUENCING CLIENT TRANSACTIONS. No person shall attempt to influence investments made for any investment management client for the purpose of affecting the value of his or her personal securities holdings.

(c) TRANSACTIONS HAVING MARKET IMPACT. No person shall personally trade any security if he or she has any reason to believe that the transaction would have a significant effect on the market for that security, to the detriment of any investment management client holding it.

         As used above, "personally trade" refers to any direct or indirect trade by a person of a security in which he or she has, or by reason of the trade will acquire, any beneficial ownership. "Beneficial ownership" of a security should be construed broadly as being equivalent to having any direct or indirect economic or other beneficial interest in it. It includes the right to control the voting or transfer of a security and the right to receive income from it. A person will be regarded as having beneficial ownership of a security that is held by an "associate."

         The concept of "associate" is adopted in this Policy Manual to assure proper compliance with federal securities laws and regulations. An "associate" is:

1. A member of your immediate family (i.e., spouse and minor children) or someone who lives in your household over whose purchases, sales or other trading activities you exercise influence;

2. An investment or trust account (other than one maintained at the Company) over which you exercise investment discretion;

3. Any relatives whose financial affairs you "control", whether by contract (such as Deed of Trust) or by convention (such as a relative you have traditionally invested for);

4.       Any trust or other arrangement that names you as a beneficiary.
         Exception: trusts and accounts over which you have no investment discretion or other influence are not Aassociates@ so long as you do not pass information to them;

5. Any non-public partnership, corporation, or other entity of which you are a director, officer, partner or employee, or in which you own 10% of the stock or more, or in which you own a controlling interest as generally construed by securities law, or over which you exercise effective control.

         When transactions in a security are subject to the above prohibitions, the prohibitions also extend to any related option, warrant, right or convertible security of the same issuer.

         EXCEPTION:  The foregoing prohibitions do not apply to:

         (a) INSIGNIFICANT TRANSACTIONS IN BROADLY TRADED SECURITIES. Transactions in any security that is broadly traded on a stock exchange or over-the counter, PROVIDED that the person in question has no reason to believe that the Company may soon purchase or sell the security, which purchase or sale would have a significant effect on the market for that security.

         (b) GOVERNMENTS, MUTUAL FUNDS, ETC. Securities issued or guaranteed by the U.S. Government or its agencies, banker's acceptances, bank certificates of deposit, commercial paper, money market instruments or shares of registered open-end mutual funds.

         (c) INVOLUNTARY TRANSACTIONS. Transactions effected in any account over which the person in question has no direct or indirect influence or control.

         (d) DIVIDEND REINVESTMENT PLANS. Securities obtained under an automatic dividend reinvestment plan, PROVIDED that a decision to begin or stop participating in an automatic dividend reinvestment plan is subject to the terms of Category (a) of this exception.

2.       INVESTMENT ACCOUNTS REQUIRING COMPANY APPROVAL.

         (a)      Cash accounts

         The Company permits employees to open Acash@ accounts without prior approval. However, all employees must disclose the existence of such an account to the Corporate Secretary.

        (b)      Other types of investment accounts

         Employees must obtain written permission from the Company to open or operate accounts that involve options and futures, as well as any account used for trading in commodities and foreign exchange.

3.       REPORTING REQUIREMENTS.

         These reporting requirements apply to all directors, officers and employees of the Company.

         Within 10 days of the end of each calendar quarter, all personnel are required to file a report with the Company giving the following information concerning transactions in any securities (including options, futures and other derivative securities) effected by them or on their behalf, during that quarter:

        (a)      the date of the transaction;

        (b) the title and number of shares/units and the principal amount of each security involved;

        (c) the nature of transaction (i.e., purchase, sale or other acquisition or disposition);

        (d)      the price at which the transaction was effected; and

        (e) the name of the broker, dealer or bank through which the transaction was effected.

         Duplicate statements of accounts with brokers or banks may be used as reports if they contain the required information and are provided within the required time. A report may contain a statement that it shall not be considered as an admission that the person making it has any direct or indirect beneficial ownership in the securities to which it relates.

         EXCEPTIONS:  No one is required to file a report with respect to:


         (a) INVOLUNTARY TRANSACTIONS. Transactions effected in any account over which the person in question has no direct or indirect influence or control, including transactions effected by and for the benefit of third parties, such as spouses and other close relatives.

         (b) GOVERNMENTS, MUTUAL FUNDS, ETC. Transactions in securities issued or guaranteed by the U.S. Government or its agencies, banker's acceptances, bank certificates of deposit, commercial paper, money market instruments or shares of registered open-end mutual funds.

         (c) DIVIDEND REINVESTMENT PLANS. Securities obtained under an automatic dividend reinvestment plan. However, a report must be filed to inform the Company of any election to begin or stop participating in an automatic dividend reinvestment plan.

4.       ENFORCEMENT

         The Company Secretary and the Chief Executive Officer shall be responsible for supervising compliance with these policies and initiating sanctions when appropriate. Compliance will be monitored by, among other things, comparing transactions to any watch or restricted list in effect at the time of such transactions.

5.       REPORTS REQUIRED BY THE COMPANY

         In order to ensure compliance with various state and federal laws as well as the Company=s own policies, the Company requires various reports to be filed by its officers and other employees. Such requirements include the following:

         - Officers must report to the Company=s Board of Directors annually on their indebtedness, if any, to Company clients.

         - Employees must report to the President quarterly regarding personal securities transactions, or if none, so certify, pursuant to 3 above.

         - Employees must provide annually to the Company Secretary acknowledgment of having received and reviewed these policies.


                      As adopted by the Board of Directors
                                  June 13, 1994